Franklin Financial Services Corporation

2012 Annual Meeting Speech

William E. Snell, Jr. President and CEO

GOOD MORNING! I’m delighted that so many of you could join us today. Before I begin my remarks, I would like to introduce our Board of Directors and some other distinguished attendees at today’s meeting. Please stand as I call your name.

Warren Elliott, Chairman of the Board, Chuck Bender, Marty Brown, Dan Fisher, Don Fry, Skip Jennings, Stanley Kerlin, Don Mowery, Steve Patterson, and Marty Walker.

I would like to take this opportunity to recognize and thank Chuck Sioberg, who retired at the end of 2011 as Chairman of the Franklin Financial and F&M Trust Boards, for his 29 years of service. Chuck was elected to the Board of Franklin Financial and F&M Trust in 1982. During his tenure, Chuck served on many of our Board committees including, most recently, Audit, Nominating, Personnel, Credit Risk Oversight, and our Executive Committees. He was elected Vice Chairman of the Board in 2002 and served as Chairman from January 2003 through 2011. His insight, wisdom, and support will be missed.

Finally, some distinguished professionals who serve your company in attendance today:

- Dean Dusinberre of Rhoads & Sinon, Attorneys-at-Law, our SEC Counsel;

- Chris Cassel of ParenteBeard LLC, our Certified Public Accountants;

- Stuart Juppenlatz representing Fulton Financial Advisors, our transfer agent for Franklin Financial stock AND

- Jim Weaver of Weaver Consulting and Asset Management. You’ll hear more from Jim later in the program when he presents his annual economic forecast and market update.

Franklin Financial reported earnings of $6,569,000 in 2011, representing a 13.7% decline from our 2010 earnings of $7,612,000. Diluted earnings per share decreased to $1.66 per share in 2011 from $1.96 per share in 2010.

As a shareholder, you received cash dividends of $1.08 per share matching the regular cash dividends paid in 2010. Our current annual dividend payout represents an 8.74% yield based upon the closing price of Franklin Financial stock at December 31, 2011. The market value of a share of Franklin Financial stock decreased from a closing price of $18.25 at December 31, 2010 to $12.35 at December 31, 2011. Following a brief downturn in December, the market value of a share of Franklin Financial stock has rebounded back to the $14 to $15 range.

The key factor impacting our performance in 2011 was a $4,289,000 increase in the Provision for Loan Losses from $3,235,000 to $7,524,000. This dramatic increase reflects higher levels of loan delinquency and lower real estate valuations resulting from the prolonged recession. We are routinely experiencing appraisal values 40-60% lower than 18-36 months ago and are immediately allocating through the Provision Expense or charging off to the Allowance for Loan and Lease Losses for any collateral shortfalls. Our Net Charge-offs in 2011 totaled $6,602,000 with 42% related to lower valuations on five real estate projects.

Non-Accruing Loans totaled $17,756,000 at year-end. Approximately 59% of this amount related to three customer relationships while 74% of our Other Real Estate Owned is related to a fourth relationship. We are working diligently to exit these credits.

Franklin Financial’s total assets at December 31, 2011 were $990,248,000 as compared to $951,889,000 one year earlier, an increase of 4%.

Net loans grew by 2.3% on a year-over-year basis while average loan outstandings increased by $11,077,000 or 1.5%. Commercial loan demand remained relatively strong with average loan outstandings in this portfolio increasing $35,921,000 or 6.2%. Average consumer loan outstandings decreased 17.3% to $91,969,000 as consumers continued to focus on reducing debt and increasing savings. Average residential mortgage loan outstandings declined by $5,652,000 or 8.5% as we continue to hold fewer mortgages in our portfolio.

Total deposits and repurchase agreements as measured at year-end increased by 7.1% to $841,000,000 while average deposits and repurchase agreements increased 6.5% to $838,277,000. Average core deposits (i.e. checking, savings, and interest bearing checking) increased by $35,000,000 or 15%. Average balances in our Money Management Account increased by $37,300,000 or 13.7% as the competitive yield and liquidity offered by this product continued to be attractive to customers.

Our Net Interest Margin increased from 3.53% in 2010 to 3.73% on a fully tax equivalized basis as we aggressively lowered deposit rates throughout the year and carefully managed our loan pricing. Accordingly, fully tax equivalized Net Interest Income increased by $2,465,000 or 7.7% during 2011 to $34,367,000.

The market value of assets under management by our Investment and Trust Services Department decreased by 1.8% to $481,536,000 at December 31, 2011, reflecting lower market valuations. Assets under management as reported does not include approximately $114,600,000 in assets held at third party brokers at December 31, 2011 compared to $113,700,000 at year-end 2010. Investment and Trust Services fee income, including revenue generated through the Personal Investment Centers, increased 2.8% from $3,844,000 in 2010 to $3,953,000 in 2011.

Our financial condition remains strong as evidenced by a Total Risk-Based Capital Ratio of 12.14% and a Leverage Capital Ratio of 8.40%. These ratios remain above the levels that federal regulators require for an institution to be considered “well capitalized.”

Our Tangible Capital Ratio, which measures Total Equity net of Goodwill and Intangible Assets as a percentage of Total Assets excluding Goodwill and Intangible Assets stands at 7.82% at year-end up from 7.61% at December 31, 2010. This ratio is increasingly used by regulators and investors as a measure of capital adequacy.

In last year’s Shareholder Letter, I discussed significant amendments to the Franklin Financial Services Corporation Dividend Reinvestment and Stock Purchase Plan (“the Plan”) designed to enhance our capital adequacy by providing our shareholders with a convenient and economical way to purchase additional shares of Franklin Financial common stock by reinvesting cash dividends paid on their shares or through optional cash payments.

We are pleased with the response by our shareholders. During the six quarters since the September 30, 2010 effective date of these amendments, approximately $2,500,000 has been invested through the Plan.

In early July, we completed a conversion to a new core processing system. Over 30 employees from all functional areas participated in the selection process which involved demonstrations, site visits, reference calls, as well as a detailed financial analysis. I would like to take this opportunity to thank them for their hard work and dedication in this process. Along with increased efficiency and usability, this new system will enable us to offer additional services such as online account statements, which were introduced shortly after conversion, and online account openings, which will be introduced during 2012.

We made two significant additions to strengthen our Management Group during the year as we prepare for continued growth in a challenging regulatory and economic environment.

In July, Dennis Ginder joined us as a Senior Vice President and Risk Management Officer. Dennis has an extensive background in credit management as well as commercial services and lending during his thirty years in banking. As Risk Management Officer at F&M Trust, Ginder is responsible for ensuring that the bank maintains adequate policies to control credit, operational, compliance and other risks. In addition, his duties include developing the bank’s enterprise risk management program, ensuring the overall quality of the bank’s loan portfolio and acting as a liaison to the bank’s internal audit and loan review firms.

In August, Lise Shehan joined F&M Trust as Senior Vice President and Investment & Trust Services Manager. With over twenty years experience in wealth management with CoreState’s Hamilton Bank, Fulton Bank, and Hershey Trust Company, Lise brings to us broad supervisory, legal, fiduciary, compliance and relationship management expertise. Among her priorities will be focusing on the expansion of our Investment & Trust Services business in Cumberland County and the general growth of the department to over a billion dollars in assets under management over the next few years.

In February of this year, we initiated a checking account acquisition strategy aimed at increasing our market share. This campaign targets customers of other financial institutions who are being impacted by disruptions relating to merger or regulatory issues.

Using a predictive statistical model, prospects are selected based upon those most likely to respond in targeted markets that we serve. The first of five scheduled mailings, which featured a $25 Sheetz Gift Card and a check buy-back, generated 373 new checking accounts with an average opening balance of $2,150, representing 130% of our goal. Additionally, these new customers opened other deposit accounts totaling approximately $700,000, consumer loans totaling $450,000, as well as other accounts including debit cards and on-line banking. We are delighted with these results and are anticipating a strong response to our second mailing which went out approximately two weeks ago.

Our Small Business Contact Program, initiated in 2010, features a customized calendar highlighting F&M Trust’s ability to provide customized solutions as well as an impact movie highlighting our Small Business services and staff. This program continues to generate new prospects for us and will continue to be a focus for our small business activities in 2012.

F&M Trust was recently approved by the U.S. Small Business Administration for its SBA Express and Patriot Express programs. SBA Express and Patriot Express delegate the underwriting of a loan application to the participating bank … we utilize our forms, loan policy, approval process, and documentation. SBA Express and Patriot Express are also the only Small Business Administration programs that permit us to extend a true revolving line of credit with an SBA guarantee. Patriot Express provides for a higher maximum loan size of $500,000 as well as a higher guarantee percentage for qualifying military veterans. We are excited about the potential of these two programs.

With the core processing conversion now behind us, we are focusing on a number of product and service enhancements that will be rolled out in 2012. In May, we will unveil a new look to our bank website. The redesign of fmtrustonline.com will update the appearance of the web design for both conventional and mobile applications.

This upgraded website will be more intuitive and easy to navigate with new functionality as well. Website users will now find searchable data tools and campaign-based messaging. Business customers will be able to complete a loan pre-application. And, we’ll be adding resources such as online newsletters, a library with video presentations, and a photo directory of officers.

Customers who are on the go will be able to access account balances and other information whenever and wherever they want with our mobile banking platform. A rollout of this new service is scheduled for the fourth quarter.

F&M Trust will also be implementing a new Debit Card issuance program … these cards will be produced locally instead of being produced and mailed from Tennessee. This means that turn around time will be cut in half and expedited card orders can be accommodated easily.

Additionally, we are planning to offer our customers the ability to create their own customized Freedom Cards (MasterCard Debit Card). You will be able to select an image from your PC, Facebook, Twitter, Flicker, or Picasa, customize the image, and create the card.

Our ATM Network expanded again in 2011. In January, we opened an ATM on the campus of Quincy Village, and in September, we opened a drive-up ATM at 9966 Molly Pitcher Highway in Shippensburg. The Shippensburg West End ATM is the thirty-third machine in our network and is located on a 1.01-acre site that will accommodate a full-service banking office should we decide to construct a community banking office at this location in the future.

We will make an additional investment in upgrading our community office network in 2012. In the early second quarter, we will relocate our existing community banking office in Newville from 9 West Big Spring Avenue to 51 South High Street. This new office, although occupying less square footage than the current facility, will offer full-service banking including drive-up teller and ATM service, safety deposit boxes, as well as lobby service. The new site is part of a revitalization project undertaken by 3T Investors, LP. A portion of the property will be set aside for a town clock as well as a Christmas tree. Our current 9 West Big Spring

Avenue location will be utilized in another phase of this project as well, providing additional parking, a green space courtyard, and a building with commercial space on the first floor with apartments on the second and third floors.

In the fourth quarter of 2012, we plan to open our twenty-sixth office in Mechanicsburg at Silver Creek Plaza on the Pike. This site, currently being developed by Smith Land and Improvement Corporation, is located on the Carlisle Pike in Hampden Township, Cumberland County, and will feature a 50,000 square foot Toys R Us/Babies R Us anchor plus a Buffalo Wild Wings restaurant and 13,400 square feet of additional retail space.

Our site in Silver Creek Plaza on the Pike will be highly visible and is located adjacent to Silver Spring Square which includes Wegman’s, Target, Office Max, and Bed, Bath, and Beyond. The average daily traffic count of this location is in excess of 35,000 vehicles per day. In addition to a lobby with teller stations and customer service offices, as well as drive-up teller and drive through ATM services, this new facility will provide offices and conference rooms for additional Commercial Services and Small Business staff as well as Residential Mortgage Originators and Investment and Trust Services staff.

Franklin Financial’s first quarter earnings, which were released this morning, reflect the current economic and regulatory environment. Your company earned $1,369,000 in the first quarter of 2012 a decrease of $480,000 or 26% from the $1,849,000 earned in 2011. Diluted earnings per share were $.34 in the first quarter of 2012 versus $.47 per share last year.

The primary factor driving this decrease in earnings was an additional provision to the Allowance for Loan Losses in the amount of $1,125,000. During the quarter, we received a new appraisal on one property securing a commercial loan indicating a 31% decline in its market value during the past 13 months from $8,230,000 to $5,700,000. Accordingly, we charged-off the collateral shortfall in the amount of $1,600,000.

Our current regular quarterly dividend payout of $.27 per share has exceeded 60% of Net Income for the past several quarters. In light of the uncertain economic and regulatory environment, the Board of Directors of Franklin Financial has determined that it would be prudent to reduce the dividend payout at this time. Accordingly, on April 23, 2012, the Board declared a $.17 per share regular quarterly dividend for the second quarter of 2012.

We believe that the decision is in the best interest of you … our shareholders and our company. Simply stated, we cannot continue to both grow the bank and sustain a 60% dividend payout ratio without adversely impacting our capital ratios at a time when “capital is king.” We do not want to put ourselves in a position that we need to raise substantial additional capital and significantly dilute our shareholders.

As our level of nonperforming assets moderates, we will carefully monitor our ability to increase the regular quarterly dividend. I should also add that a quarterly dividend of $.17 per share represents a 4.3% yield based upon yesterday’s closing price of $15.80 and, as a result, our dividend payout ratio remains in the upper end of our peer group range.

Our perspective is that 2012 will be yet another challenging year for financial institutions with a continuation of low interest rates and high levels of unemployment and loan delinquencies. The outcome of the forthcoming election may significantly impact the regulatory environment for all financial institutions as well as the economic outlook.

Your interest and support as Franklin Financial shareholders is certainly appreciated.

Are there any questions?